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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 4 to the Registration Statement of the Allmerica Select Separate Account II of First Allmerica Financial Life Insurance Company on Form S-6 of our report dated February 15, 2002, relating to the financial statements of First Allmerica Financial Life Insurance Company, and our report dated March 28, 2002, relating to the financial statements of the Allmerica Select Separate Account II of First Allmerica Financial Life Insurance Company, both of which appear in such Prospectus. We also consent to the reference to us under the heading "Independent Accountants" in such Prospectus.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 22, 2002